Exhibit 99.2

[Employee Letter]

[TASTY BAKING COMPANY LETTERHEAD]

April 11, 2011

Dear Colleague,

Throughout the past several months, I have heard directly from countless employees about how proud they are to be associated with the iconic Tastykake brand.  Time and time again, so many of you have expressed your support of the Company and repeatedly demonstrated how committed you are by remaining focused on our business and on continuing to drive sales.  I could not be more honored and privileged to work with such a dedicated group of people, and I cannot thank you enough for all you continue to do to serve our customers.  Today’s news is a testament to your passion for our work.

As you may have heard, the Company announced today that it has signed a definitive agreement to merge with Flowers Foods.  We simply could not be more excited at the opportunity this development holds for our company.  Throughout its rich history, Tasty Baking Company’s products have set the industry benchmark for consistent taste, quality, and freshness.  With our tradition of superior service, our customers have come to know and trust the iconic Tastykake brand.  Similarly, Flowers is a tremendous company.  Having been in business since 1919, Flowers is a leader in the baking industry.  In 2009, Flowers was named the best-managed food company among the 400 best big companies in America by Forbes magazine; in fact, Flowers has made that Forbes list five times and has been named best in category twice.

Even beyond our rich heritages, our two companies share many of the same values as well.  Both companies are guided by four principles: integrity, service, quality and commitment.  In addition, both our companies proudly support and celebrate the communities we serve.  Flowers invests in the company, delivers outstanding service to its customers, grows its business, and appreciates and fosters its team and their professional goals.

We are also excited about the opportunity for growth this merger represents.  The agreement will extend the distribution of Tastykakes into many new markets by leveraging Flowers’ direct-store-delivery network, which reaches more than 50% of the U.S. population in the South, Southwest and parts of the West.  This merger helps ensure that Tastykakes will continue to be made by Philadelphians in Philadelphia.

We will provide additional information as appropriate, but if you have questions, please let me know.  Thank you again for all that you do to support our work.

Sincerely,

Charles P. Pizzi
President and CEO

Important Information about the Tender Offer

Pursuant to the Merger Agreement between Tasty Baking Company (“Tasty”) and Flowers Foods, Inc. (“Flowers”), Flowers will commence a tender offer to acquire the outstanding shares of common stock of Tasty.

This letter is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of Tasty. Flowers has not commenced a tender offer for the shares of Tasty common stock. The solicitation and offer to purchase shares of Tasty common stock will only be made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents.

Upon commencement of the tender offer, Flowers will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. In addition, Tasty will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents will contain important information, including the terms and conditions of the tender offer. Shareholders of Tasty are urged to read each of these documents and any amendments to these documents carefully when they are available prior to making any decisions with respect to the tender offer.

Tasty shareholders will be able to obtain free copies of these materials (when available) and other documents filed with the SEC by Flowers or Tasty through the web site maintained by the SEC at www.sec.gov. In addition, Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents may be obtained (when available) for free by contacting Flowers at 1919 Flowers Circle, Thomasville, GA 31757 and the Schedule 14D-9 may be obtained (when available) for free by contacting Tasty at Navy Yard Corporate Center, Three Crescent Drive, Suite 200, Philadelphia, PA  19112.